Exhibit (23)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Potlatch Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-17145, 333-42808, 33-54515, 333-28079, 333-74956, 333-12017, 333-42806, 333-130507, 33-30836, 333-156130, and 333-156127) on Form S-8 of Potlatch Corporation of our reports dated February 18, 2010, with respect to the consolidated balance sheets of Potlatch Corporation as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Potlatch Corporation.

/s/    KPMG LLP

Seattle, Washington

February 18, 2010